As filed with the Securities and Exchange Commission on February 23, 2016

Registration No. 333-202067

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE Securities Act of 1933

______________________

King Digital Entertainment plc

(Exact Name of Registrant as Specified in Its Charter)

______________________

Ireland	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

King Digital Entertainment plc

6th Floor

2 Grand Canal Square

Dublin 2, Ireland

+44 (0) 20 3451 5464

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2014 Equity Incentive Plan

(Full Title of the Plans)

______________________

King.com Inc.

188 King Street, Unit 302

San Francisco, CA 94107

(415) 777-8204

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________

Copies to:

Jeffrey R. Vetter, Esq. James D. Evans, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Robert Miller Morgan Levine The Ampersand Building 178 Wardour Street London W1F 8FY United Kingdom

______________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

King Digital Entertainment plc, a public limited company incorporated under the laws of Ireland (the “Company”), is filing this Post-Effective Amendment to withdraw and remove from registration the Company’s unissued and unsold ordinary shares, nominal value $0.00008 per share (the “Ordinary Shares”), and any other securities issuable by the Company, pursuant to the Registration Statement on Form S-8, File No. 333-202067, filed with the U.S. Securities and Exchange Commission on February 13, 2015 (the “Registration Statement”), pertaining to the registration of 16,097,946 Ordinary Shares of the Company under the Company’s 2014 Equity Incentive Plan.

On February 23, 2016, the entire issued and to be issued ordinary share capital of the Company was acquired by ABS Partners C.V., a partnership formed in The Netherlands (“AB Sub”) and a wholly-owned subsidiary of Activision Blizzard, Inc., a Delaware corporation (“AB”), pursuant to the Transaction Agreement dated November 2, 2015 among the Company, AB and AB Sub (the “Acquisition”), by means of a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act 2014 and in accordance with the Irish Takeover Panel Act 1997, Takeover Rules, 2013.

In connection with the completion of the Acquisition, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering, the Company is filing this post-effective amendment to deregister all of such securities of the Company registered under the Registration Statement that remained unsold as of the effective time of the Acquisition, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 23rd day of February 2016. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

KING DIGITAL ENTERTAINMENT PLC

/s/ Riccardo Zacconi
Name: Riccardo Zacconi
Title: Chief Executive Officer

KING.COM INC., as Registrant’s authorized representative in the United States

/s/ Riccardo Zacconi
Name: Riccardo Zacconi
Title: Chief Executive Officer